Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
SYNTHETIC FIXED-INCOME SECURITIES, INC.

            The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and know, identified and referred to as the “General Corporation Law of the State of Delaware”) hereby certifies that:

1.	The name of the corporation is Synthetic Fixed-Income Securities, Inc. (the "Corporation").

2.

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of the registered agent at such registered office is Corporation Service Company.

3.

The purpose for which the Corporation is organized is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.	The total number of shares of stock that the Corporation shall have authority to issue is 1000 shares of Common Stock, at no par value.

5.	The name and mailing address of the incorporator are as follows: James F. Powers, 301 S. College Street, One First Union Center, Charlotte, NC 28288-0630.

            IN WITNESS WHEREOF, the undersigned, being the sole incorporator of the Corporation, does make this certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand as of this 11th day of April, 2001.

By: /s/ James F. Powers James F. Powers Incorporator